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                                                                     Exhibit 1.1

                 [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]




June 15, 2001




Mr. Donald A. Williams
Chairman, President and CEO
Westfield Bank
141 Elm Street
Westfield, MA  01085-2980

Dear Mr. Williams:

This proposal is in connection with Westfield Bank (the "Client" or "Bank") intention to reorganize from a mutual holding company ("MHC") to a mid-tier MHC structure with a concurrent minority issuance of capital stock (the "Reorganization"). In order to effect the Reorganization, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Reorganization will be issued to a mid-tier holding company (the "Company") to be formed by the Bank and the MHC, and that the Company will offer and sell shares of its common stock in a minority issuance first to eligible persons pursuant to the Bank's Plan of Reorganization in a Subscription and Community Offering.

Keefe, Bruyette and Woods, Inc. ("KBW") will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Reorganization and stock issuance. This letter sets forth selected terms and conditions of our engagement.

1. Advisory/Reorganization Services. As the Bank's and Company's financial
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advisor and marketing agent, KBW will provide the Bank and the Company with a comprehensive program of services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. KBW will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. KBW will assist in providing stock offering enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

KBW shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the client with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

Additionally, post Reorganization financial advisory services will include advice on shareholder

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Mr. Donald A. Williams
June 15, 2001
Page 2 of 5

relations, after-market trading, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, KBW shall furnish to client a Post-Reorganization reference manual, which will include specifics relative to these items. (The nature of the services to be provided by KBW as the Bank's and the Company's financial advisor and marketing agent is further described in Exhibit A attached hereto.)

2. Preparation of Offering Documents. The Bank, the Company and their counsel
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will draft the Registration Statement, Application for Reorganization,
Prospectus and other documents to be used in connection with the Reorganization and minority stock issuance. KBW will attend meetings to review these documents and advise you on their form and content. KBW and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

3. Due Diligence Review. Prior to filing the Registration Statement, Application
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for Reorganization or any offering or other documents naming KBW as the Bank's and the Company's financial advisor and marketing agent, KBW and their representatives will undertake substantial investigations to learn about the Bank's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with management the operations and prospects of the Bank. KBW will treat all material non-public information as confidential. The Bank acknowledges that KBW will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

4. Regulatory Filings. The Bank and/or the Company will cause appropriate
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Reorganization and offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), the Commissioner of the Massachusetts Division of Banks ("Commissioner"), the Federal Reserve Board ("FRB"), and such state securities commissioners as may be determined by the Bank.

5. Agency Agreement. The specific terms of KBW's services, including stock
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offering enhancement and syndicated offering services contemplated in this letter shall be set forth in a mutually agreed upon Agency Agreement between KBW and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the Commissioner and such state securities commissioners and other regulatory agencies as required by applicable law.

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Mr. Donald A. Williams
June 15, 2001
Page 3 of 5

6. Representations, Warranties and Covenants. The Agency Agreement will provide
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for to be agreed upon representations, warranties and covenants by the Bank and
KBW, and for the Company to indemnify KBW and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for KBW to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7. Fees. For the services hereunder, the Bank and/or Company shall pay the
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following fees to KBW at closing unless stated otherwise:

     (a)  Management Fee. A Management Fee of $25,000 payable in four
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          consecutive monthly installments of $6,250 commencing with the adoption of the Plan of Reorganization. Such fees shall be deemed to have been earned when due. Should the Reorganization be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     (b)  Success Fee: A Success Fee of 1.5% shall be charged based on the
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          aggregate Purchase Price of Common Stock sold in the Subscription
          Offering and Community Offering excluding shares purchased by the officers, directors, corporators, or employees (or members of their immediate family) of the Bank or the MHC plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees. The Management Fee described in 7(a) will be applied against the Success Fee.

     (c)  Broker-Dealer Pass-Through. If any shares of the Company's stock
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          remain available after the subscription offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. KBW will not commence sales of the stock through members of a selling group without the specific prior approval of the Bank. KBW will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. From this fee, KBW will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer. The decision to utilize selected broker-dealers will be made by

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Mr. Donald A. Williams
June 15, 2001
Page 4 of 5

          the Bank upon consultation with KBW. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a), and 7(b).

8. Additional Services. KBW further agrees to provide financial advisory
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assistance to the Company and the Bank for a period of one year following completion of the Reorganization, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Bank of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Bank to obtain such services from KBW. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9. Expenses. The Bank will bear those expenses of the proposed offering
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customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Reorganization; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If KBW incurs expenses on behalf of Client, Client will reimburse KBW for such expenses.

KBW shall be reimbursed for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. Such expenses shall not exceed $15,000 unless mutually agreed to by the parties based on delay or unforseen circumstances. The selection of KBW's counsel will be done by KBW, with the approval of the Bank. The Bank will reimburse KBW for the fees and expenses of its counsel which will not exceed $35,000.

10. Conditions. KBW's willingness and obligation to proceed hereunder shall be
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subject to, among other things, satisfaction of the following conditions in
KBW's opinion, which opinion shall have been formed in good faith by KBW after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by KBW, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in KBW's opinion make the sale of the shares by the Company inadvisable.

12. Benefit. This Agreement shall inure to the benefit of the parties hereto and
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their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this

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Mr. Donald A. Williams
June 15, 2001
Page 5 of 5

Agreement shall not be assignable by KBW.

13. Definitive Agreement. This letter reflects KBW's present intention of
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proceeding to work with the Bank on its proposed Reorganization and minority stock issuance. It does not create a binding obligation on the part of the Bank, the Company or KBW except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7(a) and 7(b) and the assumption of expenses as set forth in Section 9, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by KBW pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Reorganization. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

KBW acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, KBW agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.


By:      /s/ Patricia A. McJoynt
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         Patricia A. McJoynt
         Managing Director

WESTFIELD BANK

By:      /s/ Donald A. Williams                            Date: 6/20/01
         --------------------------------                        -------
         Donald A. Williams
         President and CEO

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                                    EXHIBIT A
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                          CONVERSION SERVICES PROPOSAL
                            TO WESTFILED SAVINGS BANK

KBW provides thrift institutions reorganizing to the mid-tier MHC form of ownership with a comprehensive program of stock issuance services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the stock issuance services, if appropriate, we propose to perform on behalf of the Bank.

General Services
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Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

Minority Stock Offering Enhancement Services
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Establish and manage Stock Information Center at the Bank. Stock Information
Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign KBW's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center, meet with prospective shareholders at individual and community information meetings (if applicable), solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

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Minority Stock Offering Enhancement Services- Continued
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Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
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Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

After-market Support Services.
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KBW will use their best efforts to secure trading and on-going research commitment from at least two NASD firms, one of which will be Keefe, Bruyette & Woods, Inc.